As filed with the Securities and Exchange Commission on July 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUCKEYE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2432497
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Greenway Plaza

Suite 600

Houston, Texas 77046

(Address and Zip Code of Principal Executive Offices)

BUCKEYE PARTNERS, L.P.

2013 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Todd J. Russo

Vice President, General Counsel and Secretary

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania 18031

(Name and address of agent for service)

(610) 904-4000

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin R. Wills

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Limited Partner Unit (7)	Proposed Maximum Aggregate Offering Price (7)	Amount of Registration Fee (8)
Limited Partner Units
Outstanding Award Units (2)	889,491	n/a	n/a	n/a
Remaining Units (3)(4)	193,913	n/a	n/a	n/a
Units not previously registered (5)	3,000,000	$68.98255	$206,947,650	$28,227.66
Total	4,083,404(6)	n/a	n/a	$28,227.66

(1)	This registration statement (the “Registration Statement”) covers units representing limited partner interests of Buckeye Partners, L.P. (“Limited Partner Units”), which are issuable pursuant to the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”).
(2)	The “Outstanding Award Units” are Limited Partner Units that are subject to outstanding awards under the Buckeye Partners, L.P. 2009 Long-Term Incentive Plan (the “2009 Plan”) as of June 4, 2013, on which date the Partnership’s unitholders approved the adoption of the Plan. The 2009 Plan was merged with and into the Plan effective as of that date. Pursuant to Section 3 of the Plan, the Outstanding Award Units will not be issued under the 2009 Plan but will be issued under the Plan. Section 3 of the Plan also states that the Outstanding Award Units will become available for issuance under the Plan if such awards under the 2009 Plan are terminated, forfeited or otherwise not paid in full on or after June 4, 2013. In addition, any Limited Partner Units that are (i) surrendered in connection with the exercise of an award to which such Outstanding Award Units are subject or (ii) withheld by the Partnership in payment of any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan.
(3)	The “Remaining Units” are Limited Partner Units that were previously registered by the Partnership and available for grant under the 2009 Plan but were not subject to outstanding awards on June 4, 2013 and are now available for grant under the Plan pursuant to Section 3 of the Plan.
(4)	The Outstanding Award Units and the Remaining Units are referred to as the “Carried Forward Units”. The Carried Forward Units were previously registered by the Partnership under a registration statement on Form S-8 filed on May 22, 2009 (File No. 333-159417) for which the Partnership paid the required fees. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Partnership has carried forward the registration fees for the Carried Forward Units. The Partnership has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on May 22, 2009 (File No. 333-159417) deregistering the Carried Forward Units under the 2009 Plan.
(5)	Represents 3,000,000 Limited Partner Units not previously registered and available for issuance under the Plan.
(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of limited partner units being registered shall be adjusted to include any additional limited partner units that become issuable as a result of any limited partner unit distribution, split, combination or similar transaction.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales price per limited partner unit of Buckeye Partners, L.P. on the New York Stock Exchange on June 26, 2013.
(8)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $136.40 per $1,000,000 of proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Partnership will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Registrant under Rule 428(b). Requests should be directed to: Buckeye Partners, L.P., Attention: Vice President, General Counsel and Secretary, One Greenway Plaza, Suite 600, Houston, Texas 77046; Telephone number (832) 615-8600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Partnership filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 26, 2013;

(b)	The Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 7, 2013;

(c)	The Partnership’s Current Reports on Form 8-K filed with the Commission on January 29, 2013 (but only the first 8-K filed on such date), February 11, 2013, February 25, 2013, March 6, 2013, May 6, 2013, May 21, 2013, June 4, 2013, June 6, 2013, June 12, 2013 and June 24, 2013;

(d)	The description of the Partnership’s Limited Partner Units contained in the Partnership’s Registration Statement on Form 8-A filed with the Commission on December 8, 1986, as amended on December 15, 1986 and August 9, 2005, to register such Limited Partner Units under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All reports and other documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements, incorporated in this Registration Statement by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Partnership does not have directors or officers. The officers and directors of Buckeye GP LLC, the general partner of the Partnership (the “General Partner”) and its affiliates function as the directors and officers of the Partnership.

The Amended and Restated Agreement of Limited Partnership of the Partnership, the amended and restated agreements of limited partnership of the Partnership’s limited partnership operating subsidiaries, the management agreements between the Partnership’s operating partnerships and their general partner, and the limited liability company agreements of the Partnership’s limited liability company operating subsidiaries provide that the Partnership or such subsidiaries, as the case may be, will indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was a party or is threatened to be made a party, by reason of, among other things, (i) such Indemnitee’s status as the General Partner or any affiliate of the General Partner, any person who is or was a director, officer, manager, member, employee or agent of the General Partner or any affiliate of the General Partner, or any person who is or was serving at the request of the General Partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another person or (ii) any action taken or omitted to be taken by such Indemnitee in any capacity referred to in clause (i) of this section, or relating to the property, business, affairs or management of the Partnership or any of the operating subsidiaries of the Partnership (provided that the Indemnitee acted in good faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee).

Expenses (including legal fees and expenses) incurred in defending any claim, demand, action, suit or proceeding subject to indemnification shall be paid by the Partnership or one of its operating subsidiaries, as applicable, in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification. The Partnership maintains a liability insurance policy on behalf of the Indemnitees.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the limited liability company agreement of the General Partner provides for the indemnification of members, managers, partners, officers, directors, employees, agents, trustees and affiliates of the General Partner and such persons who serve at the request of the General Partner as members, managers, partners, officers, directors, employees, agents, trustees and affiliates of any other enterprise against certain liabilities under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8. Where so indicated, Exhibits that were previously filed are incorporated herein by reference.

Exhibit No.	Description

4.1	2013 Long-Term Incentive Plan of Buckeye Partners, L.P. (Incorporated by reference to Exhibit A of the Partnership’s Proxy Statement Pursuant to Schedule 14(a) of the Securities Exchange Act of 1934 filed with the Commission on April 19, 2013)

4.2	Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of November 19, 2010 (Incorporated by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K filed with the Commission on November 22, 2010)

4.3	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of January 18, 2011 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 20, 2011)

4.4	Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of February 21, 2013 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on February 25, 2013)

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 2, 2013.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

By:	/s/ KEITH E. ST.CLAIR
Name:	Keith E. St.Clair
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints Keith E. St.Clair and Todd J. Russo, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PIETER BAKKER Pieter Bakker	Director	July 2, 2013

/S/ C. SCOTT HOBBS C. Scott Hobbs	Director	July 2, 2013

/S/ JOSEPH A. LASALA, JR. Joseph A. LaSala, Jr.	Director	July 2, 2013

/S/ MARK C. MCKINLEY Mark C. McKinley	Director	July 2, 2013

/S/ OLIVER G. RICHARD, III Oliver “Rick” G. Richard, III	Director	July 2, 2013

/S/ CLARK C. SMITH Clark C. Smith	Chief Executive Officer, President and Director (Principal Executive Officer)	July 2, 2013

/S/ FRANK S. SOWINSKI Frank S. Sowinski	Director	July 2, 2013

/S/ KEITH E. ST.CLAIR Keith E. St.Clair	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 2, 2013

/S/ MARTIN A. WHITE Martin A. White	Director	July 2, 2013

/S/ FORREST E. WYLIE Forrest E. Wylie	Non-Executive Chairman of the Board	July 2, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	2013 Long-Term Incentive Plan of Buckeye Partners, L.P. (Incorporated by reference to Exhibit A of the Partnership’s Proxy Statement Pursuant to Schedule 14(a) of the Securities Exchange Act of 1934 filed with the Commission on April 19, 2013)

4.2	Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of November 19, 2010 (Incorporated by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K filed with the Commission on November 22, 2010)

4.3	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of January 18, 2011 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on January 20, 2011)

4.4	Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of February 21, 2013 (Incorporated by reference to Exhibit 3.1 of Buckeye Partners, L.P.’s Current Report on Form 8-K filed on February 25, 2013)

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney (included on signature pages hereto)